Exhibit 107

Calculation of Filing Fee Tables

Form S-8

PTC Inc.

Table 1: Newly registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(1)	2,000,000(2)	$123.59(1)	$247,170,000	.0001102	$27,238.13
Total Offering Amounts					$247,170,000		$27,238.13
Total Fee Offsets							$0.00
Net Fee Due							$27,238.13

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low sale prices of the Common Stock as reported by the NASDAQ Global Select Market on April 25, 2023.

(2)

This Registration Statement on Form S-8 relates to shares of common stock, $0.01 par value per share (“Common Stock”) of PTC Inc. (the “Registrant”) reserved for issuance under the Registrant’s 2016 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.